Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES FISCAL YEAR 2010 RESULTS

Ocala, FL… March 7, 2011— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its fiscal year ended November 6, 2010. Sales for fiscal year 2010 were up 25% to $14,861,682 as compared to $11,869,333 recorded in fiscal year 2009. Loss from operations for fiscal year 2010 was $816,633 versus loss $2,230,641 in the same period a year ago. Net loss after taxes was $795,130 as compared to net loss after taxes of $1,051,843 for the same period last year. Due to the number of repurchased homes the Company has experienced in fiscal year 2010 and 2009 under the finance revenue sharing agreement, the Company has increased the reserve to $402,994 in 2010 from $300,000 in 2009 for potential losses associated with the refurbishing and reselling of the repurchased homes. Although the Company has currently not experienced any losses in disposing of the repossessions, the Company is concerned with the number of repossessions in inventory and may choose more aggressive pricing which could lead to some repossessions being sold for a loss. The net loss after taxes of $795,130 for fiscal year 2010 came after deducting $942,352 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $643,219. Loss for the fiscal year of 2010 was ($0.20) per share compared to a loss of ($0.26) per share last fiscal year.

For the fourth quarter of fiscal 2010, sales were up 24% to $3,509,239 as compared to sales of $2,836,483 recorded in fiscal year 2009. Loss from operations for the fourth quarter of 2010 was $195,341 versus loss of $527,557 in the same period last year. Net loss after taxes was $123,212 as compared to a loss after taxes of $444,117 for the same period last year. The net loss after taxes of $123,212 for the fourth quarter of 2010 came after deducting $139,308 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $146,657. Loss for the fourth quarter of 2010 was ($0.03) per share compared to a loss of ($0.11) per share last year.

Nobility’s financial position during fiscal year 2010 remains strong with cash and cash equivalents, short and long-term investments of $10,763,830 and no outstanding debt. Working capital is $26,761,904 and our ratio of current assets to current liabilities is 25.3:1. Stockholders’ equity is $40,660,338 and the book value per share of common stock is $10.02. The Company did not repurchase any shares of its common stock during fiscal year 2010. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for fiscal year 2010, although improved, continued to be adversely impacted by our country’s economic uncertainty and the low manufactured housing shipments in Florida, plus the overall weakness in Florida and the nation’s housing market. Industry shipments in Florida for the period November 2009 through October 2010 were up approximately 11% from the same period last year. Even though Nobility’s sales, gross profit as a percentage of net sales, selling, general and administrative expenses improved, the Company’s low sales volume made it difficult to report meaningful results for fiscal 2010. Continued lack of retail and wholesale financing, very high unemployment and home foreclosures, slow sales of existing site-built homes, low consumer confidence and a poor economic outlook for the U.S. and Florida’s economy are just a few of the on-going challenges the Company faced. While the management has not seen decisive improvement in these challenges brought about by the tumultuous events of 2008 and 2009, some slight progress has emerged for the nation’s economy.

Although the overall housing picture, credit market and economy have not improved measurably during the past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. The Baby Boomer generation began to turn 65 in January 2011 and by 2030 the number of Americans 65 and over is predicted to almost double. This trend coupled with the end of the free spending credit-driven years, Nobility’s 44 years in the Florida market, and consumers’ increased need for more affordable housing should serve the company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country. For fiscal 2011, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of our affordable homes to improve significantly.

Management understands that during this very complex economic environment, maintaining the Company’s strong financial position is vital for future growth and success. Because of the poor business conditions in our market area and the lack of any clarity when today’s economic challenges will improve measurably, the Company will continue to evaluate Prestige’s twelve retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our financial position.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 44 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With twelve Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

(Unaudited)

	November 6, 2010	October 31, 2009

Assets
Current assets:
Cash and cash equivalents	$8,225,232	$3,995,167
Short-term investments	2,025,812	3,855,905
Accounts and notes receivable	296,536	963,032
Mortgage notes receivable, current	2,284	—
Inventories	16,569,403	15,679,969
Income tax receivable	244,365	976,130
Prepaid expenses and other current assets	230,597	362,161
Deferred income taxes	267,566	279,818

Total current assets	27,861,795	26,112,182

Property, plant and equipment, net	3,989,441	4,138,336
Long-term investments	512,786	2,252,419
Mortgage notes receivable, long term	190,921	-
Other investments	5,647,043	6,599,846
Deferred income taxes	1,033,291	572,099
Other assets	2,524,952	2,397,793

Total assets	$41,760,229	$42,072,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$220,635	$91,636
Accrued compensation	114,478	62,610
Accrued expenses and other current liabilities	209,787	240,539
Customer deposits	554,991	410,578

Total current liabilities	1,099,891	805,363

Uncertain tax liabilities	—	—

Total liabilities	1,099,891	805,363

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,482,920	10,331,168
Retained earnings	39,102,781	39,897,911
Accumulated other comprehensive income (loss)	89,839	53,435
Less treasury stock at cost, 1,308,763 in 2010 and 2009	(9,551,693)	(9,551,693)

Total stockholders’ equity	40,660,338	41,267,312

Total liabilities and stockholders’ equity	$41,760,229	$42,072,675

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 6, 2010	October 31, 2009	November 6, 2010	October 31, 2009

Net sales	$3,509,239	$2,836,483	$14,861,682	$11,869,333

Cost of goods sold	(2,796,170)	(2,092,777)	(11,821,007)	(9,514,452)

Gross profit	713,069	743,706	3,040,675	2,354,881

Selling, general and administrative expenses	(908,410)	(1,271,263)	(3,857,306)	(4,585,522)

Operating Income (loss)	(195,341)	(527,557)	(816,631)	(2,230,641)

Other income (expense):
Interest income	59,099	112,071	254,010	391,289
Undistributed earnings in joint venture - Majestic 21	3,450	46,742	18,549	183,901
Earnings from finance revenue sharing agreement	—	—	—	157,700
Losses from investments in retirement community limited partnership	(139,308)	(409,488)	(942,352)	(682,831)
Miscellaneous	2,231	(9,056)	48,075	22,150

Total other income (loss)	(74,528)	(259,731)	(621,718)	72,209

Loss before income tax benefit	(269,869)	(787,288)	(1,438,349)	(2,158,432)

Income tax benefit	146,657	343,171	643,219	1,106,589

Net loss	(123,212)	(444,117)	(795,130)	(1,051,843)

Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(5,771)	910	36,404	53,260

Comprehensive loss	$(128,983)	$(443,207)	$(758,726)	$(998,583)

Weighed average number of shares outstanding:
Basic	4,056,144	4,056,144	4,056,144	4,064,208
Diluted	4,056,144	4,056,144	4,056,144	4,064,208

Loss per share:
Basic	$(0.03)	$(0.11)	$(0.20)	$(0.26)
Diluted	$(0.03)	$(0.11)	$(0.20)	$(0.26)

Cash dividends paid per common share	$—	$—	$—	$0.25